EXHIBIT 14.1
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             BUFFETS, INC. CODE OF ETHICS FOR FINANCE PROFESSIONALS


In my role as a finance professional of Buffets, Inc., I certify to you that I adhere to and advocate the following principles and responsibilities governing my professional and ethical conduct.

To the best of my knowledge and ability:

1. I act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships.

2. I provide constituents with information that is accurate, complete, objective, relevant, timely and understandable.

3. I comply with rules and regulations of federal, state, provincial and local governments, and other appropriate private and public regulatory agencies.

4. I act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing my independent judgment to be subordinated.

5. I respect the confidentiality of information acquired in the course of my work except when authorized or otherwise legally obligated to disclose. Confidential information acquired in the course of my work is not used for personal advantage.

6. I share knowledge and maintain skills important and relevant to my constituents' needs.

7. I proactively promote ethical behavior as a responsible partner among peers in my work environment.

8. I achieve responsible use of and control over all assets and resources employed or entrusted to me.

9. I report known or suspected violations of this Code in accordance with Buffets, Inc.'s rules of procedure through the compliance hotline, a supervisor or a human resources representative.

10.     I am accountable for adhering to this Code.



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